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                                [LETTERHEAD OF]
                        HOLCUIN, NEIRA Y POMBO ABOGADOS

Occidente Y Caribe Celular S.A.
Carrera 55 No. 49-101
Medellin, Colombia

                                                               November 15, 1996

                        OCCIDENTE Y CARIBE CELULAR S.A.

Dear Sirs:

     We have acted as Colombian counsel to Occidente y Caribe Celular S.A. (the "Company"), a corporation organized under the laws of Colombia, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of US$190,745,000 aggregate principal amount at maturity of 14% Series B Senior Discount Notes due 2004 (the "New Notes"), to be issued in exchange for up to US$190,745,000 aggregate principal amount at maturity of 14% Senior Discount Notes due 2004 (the "Old Notes") pursuant to an exchange offer registered under the Securities Act. The Old Notes were issued, and the New Notes are to be issued, pursuant to an Indenture dated as of June 1, 1996, between the Company and the Bank of New York, as Trustee (the "Indenture").

     We are familiar with the corporate proceedings of the Company with respect to the proposed issuance and sale of the New Notes. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that:

     (i) the Indenture has been duly authorized, executed, and delivered by the Company; and

     (ii) all necessary corporate action has been taken by the Company to authorize the issuance, execution, and delivery of the New Notes.

     (iii) To the extent governed by Colombian law, the New Notes will constitute legal, valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity).


     We are admitted to practice in Colombia, and we express no opinion as to matters governed by any laws other than the laws of Colombia. In particular, we do not purport to pass on any matter governed by the laws of the State of New York or any other State of the United States of America nor by the Federal laws of the United States of America.


     We hereby consent to the use of this opinion as an exhibit to Amendment No. 2 to the Registration Statement on Form F-4 (Registration No. 333-9609) filed with the Securities and Exchange Commission on November 12, 1996 (the "Registration Statement") and the use of our name in the Registration Statement under the headings "Enforceability of Civil Liabilities" and "Legal Matters".

                                          Yours very truly,

                                          Holguin, Neira y Pombo Abogados